UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 6, 2014

Date of Report: (Date of earliest event reported)

 Cyanotech Corporation

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	000-14602 (Commission File Number)	91-1206026 (IRS Employer Identification Number)

73-4460 Queen Kaahumanu Highway, Suite #102, Kailua Kona, HI 96740

(Address of principal executive offices)

(808) 326-1353

(Registrant’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2014, Gerard “Gerry” Watts accepted an offer by the Company to fill a newly-created position as Chief Operations Officer, effective August 18, 2014.  Mr. Watts, age 56, comes to the Company with over thirty years’ experience as a senior operations executive in the Food and Agribusiness industry. Mr. Watts specializes in profit and supply chain optimization, lean enterprise operations and organizational development. He will add depth to the Company’s management team.

Most recently he served as Principal Consultant, International Agribusiness for ProducePro Consultancy, where he advised and guided domestic and international firms with regard to fundamental and strategic issues associated with the global produce business. Prior to 2013, he was Chief Operating Officer / General Manager at North Shore Greenhouses, a $10 million fresh grower and shipper of full line living herbs produced in hydroponic greenhouses. While there, he was responsible for all functional business areas, including sales, marketing, operations, supply chain, quality control and food safety.

From 2008 to 2011, he was President of SunOpta Foods / SunOpta International Fruit Group, a $175 million vertically integrated manufacturer, distributor and redistributor of processed fruit and consumer packaged goods. There he was responsible for all functional business areas and was instrumental in improving the company’s EBITDA performance through operations reengineering and the institution of lean techniques. From 2005 to 2008, he was Vice President, General Manager – Maui Land and Pineapple Company in Maui, Hawaii, where he directed all business operations for the Pineapple Division which under his direction reduced costs, increased net cash and EBIT and generated revenues in excess of $110 million; previously he served as Vice President, Operations and Processing for two years and then as Chief Operating Officer for one year before his promotion to head of the Pineapple division as Vice President, General Manager. Prior thereto he capped more than twenty years with Calavo Growers Inc. of Santa Paula, California as Vice President, North American Operations / Vice President, General Manager Calavo de Mexico International.

In connection with this appointment, Mr. Watts will receive an annual salary of $242,000 and participate in the Company’s Annual Executive Bonus Program with a target opportunity level of 25% of his annual salary and with actual payout ranging from 0 to 37.5% of his annual salary.  Mr. Watts will also be awarded 45,000 stock option grants (the “Options”) under the Company’s Restated 2005 Stock Option Plan (the “Plan”) subject to the terms of the Plan and a Stock Option Agreement, such Options to have an exercise price per share equal to the fair market value per share of the Company’s stock on the Award Date.  The Plan includes provision for substitution or vesting acceleration of Options in the event of a Change of Control.  The Options will vest over three years at 15,000 shares per year.  In addition, Mr. Watts will be eligible to participate in all other employee benefit plans and compensation programs that the Company maintains for salaried employees and executive officers.

Item 9.01 Financial Statements and Exhibits

99.1     News release dated August 18, 2014 and headed: “Cyanotech Names Gerry Watts as Chief Operations Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYANOTECH CORPORATION

Dated: August 18, 2014	/s/ Jolé Deal ----------------
	By:	Jolé Deal
Vice President – Finance and
Administration, Chief Financial
Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News release dated August 18, 2014 and headed: “Cyanotech Names Gerry Watts as Chief Operations Officer